UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14D-9

SOLICITATION/RECOMMENDATION STATEMENT
UNDER SECTION 14(d)(4)
OF THE SECURITIES EXCHANGE ACT OF 1934

CARTESIAN, INC.
(Name of Subject Company (Issuer))

CARTESIAN, INC.
(Names of Persons Filing Statement)

Common Stock, par value $0.005 per share
(Title of Class of Securities)

146534102
(CUSIP Number of Class of Securities)

Copies to:
Donald J. Tringali
Executive Chairman
Cartesian, Inc.
7300 College Boulevard, Suite 302
Overland Park, Kansas 66210
(913) 345-9315

(Name, address and telephone number of person authorized
to receive notices and communications on behalf of filing persons)

With copies to:
John A. Granda
James S. Swenson
Stinson Leonard Street LLP
1201 Walnut Street, Suite 2900
Kansas City, Missouri 64106
(816) 691-2600

☒	Check the box if the filing relates solely to preliminary communications made before the commencement of a tender offer.

The information set forth under Items 8.01 and 9.01 of the Current Report on Form 8-K filed by Cartesian, Inc. with the U.S. Securities and Exchange Commission on March 30, 2018 (including all exhibits attached thereto) is incorporated herein by reference.